Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces Conditional Redemption of

5 3/8% Senior Notes Due 2024

Baton Rouge, LA — January 21, 2020 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, today announced that its wholly owned subsidiary, Lamar Media Corp. (“Lamar Media”), intends to redeem in full all $510,000,000 in aggregate principal amount of its outstanding 5 3/8% Senior Notes due 2024 (CUSIP No. 513075BH3) (the “Notes”), subject to the satisfaction of the Financing Condition (as defined below). The redemption will be made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption.

The redemption is conditioned on Lamar Media completing one or more new debt financing transactions totaling at least $1.6 billion, or such lesser amount as Lamar Media determines is sufficient (the “Financing Condition”) prior to February 20, 2020 (the “Redemption Date”), the proceeds of which will be partially used to fund the redemption of the Notes. There can be no assurances as to when and if such Financing Condition will be completed.

If the Financing Condition is met, Lamar Media expects to redeem the Notes on the Redemption Date at a redemption price equal to 101.792% of the aggregate principal amount of the outstanding Notes, plus accrued and unpaid interest to (but not including) the Redemption Date (the “Redemption Price”). Assuming the Financing Condition is met, the Redemption Price will be due and payable on the Redemption Date upon surrender of the Notes.

A notice of redemption is being mailed to all registered holders of the Notes by The Bank of New York Mellon Trust Company, N.A., the trustee for the Notes (the “Trustee”). Copies of the notice of redemption may be obtained from the Trustee by calling 1-800-254-2826.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to the Notes or any other securities.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Lamar Media’s ability to fund redemption of the Notes and establish a new term loan facility under its senior credit agreement. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements included herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Lamar Media. More detailed information about these factors may be found in the filings made by Lamar Advertising Company and Lamar Media with the Securities and Exchange Commission, including in the Risk Factors section of their combined Annual Report on Form 10-K for the year ended December 31, 2018, and to the extent applicable, subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Lamar is under no obligation, and expressly disclaims any such obligation, to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Press Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com